                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    Philadelphia Consolidated Holding Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:
                           Common Stock, No Par Value
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
                                      N/A
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                      N/A
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     (4) Proposed maximum aggregate value of transaction:
                                      N/A
--------------------------------------------------------------------------------

     (5) Total fee paid:
                                       0
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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
                                       0
--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:
                                      N/A
--------------------------------------------------------------------------------

     (3) Filing party:
                     Philadelphia Consolidated Holding Corp.
--------------------------------------------------------------------------------

     (4) Date filed:
                                 April 9, 1997
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

                    PHILADELPHIA CONSOLIDATED HOLDING CORP.
                           ONE BALA PLAZA, SUITE 100
                        BALA CYNWYD, PENNSYLVANIA 19004

                                      LOGO

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

To The Holders of Common Stock:

     The Annual Meeting of Shareholders of Philadelphia Consolidated Holding Corp. will be held on May 8, 1997 at 10:00 A.M. at the Marriott West Hotel, 111 Crawford Avenue, Conshohocken, Pennsylvania for the following purposes:

          (1) To elect eight Directors;

          (2) To vote on the approval of the appointment of independent auditors for the year 1997;

          (3) To vote on the approval of an Amended and Restated Employee's Stock Option Plan;

          (4) To vote on the approval of a Directors Stock Purchase Plan; and

          (5) To consider such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 8, 1997 are entitled to notice of, and to vote at, said meeting.

                                            By Order of the Board of Directors

                                            CRAIG P. KELLER
                                            Secretary

April 9, 1997

                    PHILADELPHIA CONSOLIDATED HOLDING CORP.
                           ONE BALA PLAZA, SUITE 100
                        BALA CYNWYD, PENNSYLVANIA 19004

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     The accompanying proxy is solicited by the Board of Directors of Philadelphia Consolidated Holding Corp. (the "Company"), for use at the Annual Meeting of Shareholders to be held at the Marriott West Hotel, 111 Crawford Avenue, Conshohocken, Pennsylvania on May 8, 1997 at 10:00 A.M. This Proxy Statement, the foregoing Notice and the enclosed Proxy are being sent to shareholders of the Company on or about April 9, 1997.

     Any Proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, by delivering a Proxy bearing a later date or by attending the meeting and voting in person. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted in accordance with the Board of Directors' recommendations on each proposal.

     The Board of Directors knows of no other matters which are likely to be brought before the meeting other than those specified in the notice thereof. If any other matters properly come before the meeting however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgement on such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the eight nominees for the Board of Directors; "FOR" the approval of the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent auditors for the year 1997; "FOR" the approval of the Amended and Restated Employee's Stock Option Plan; and "FOR" the approval of the Directors Stock Purchase Plan.

     Shareholders of record at the close of business on April 8, 1997 are entitled to vote at the meeting. On April 1, 1997, the Company had outstanding 6,082,810 shares of Common Stock, no par value. Each outstanding share of Common Stock is entitled to one vote and there is no cumulative voting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering such matter.

     Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock of the Company present in person or represented by proxy at the meeting, with a quorum present. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for directors.

     The Company has retained American Stock Transfer & Trust to solicit proxies by mail, courier, telephone, or facsimile and to request brokerage houses to forward soliciting material to beneficial owners. For these services the Company will pay a fee of approximately $3,800.

1.  ELECTION OF DIRECTORS

     The Board of Directors has nominated for election the eight persons named below, to hold office until the next Annual Meeting and until their successors have been duly elected and qualified. The Company believes that each nominee named below will be able to serve. However, should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

                             NOMINEES FOR DIRECTOR

     The names and ages of the nominees, their principal occupations, lengths of service as Directors of the Company, and certain other biographical information are set forth below:

     JAMES J. MAGUIRE, age 63, has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its formation in 1981 and its subsidiaries since their formation. Mr. Maguire also serves as President. He has worked in the insurance industry for 39 years with experience in insurance accounting, underwriting, sales and marketing, claims management and administration.

     SEAN S. SWEENEY, CPCU, age 39, has been Senior Vice President, Director of Marketing with the Company since 1987. Mr. Sweeney was previously employed by the Company as a Regional Vice President from 1986 to 1987, as a Regional Sales Manager from 1983 to 1986 and as a sales representative from 1979 to 1983. His current responsibilities include management of all marketing and sales for the Company. Mr. Sweeney is the nephew of Mr. James J. Maguire.

     WILLIAM J. HENRICH, JR., age 68, has served on the Board of Directors since 1996. Mr. Henrich is a senior partner with the law firm of Dilworth, Paxson, Kalish & Kauffman.

     PAUL R. HERTEL, JR., age 69, has served on the Board of Directors of the Company since 1987. Mr. Hertel is currently Chairman of the Executive Committee and has been an insurance broker with Paul Hertel & Company, Inc., for over 40 years.

     ROGER L. LARSON, age 75, has served on the Board of Directors of the Company since 1986. Mr. Larson served in various merchandising capacities for Sears Roebuck & Co., including Regional Manager, prior to his retirement in 1980.

     THOMAS J. MCHUGH, age 65, has served on the Board of Directors of the Company since 1986. Mr. McHugh has been President of McHugh Associates, Inc., a registered investment advisor, since 1986 and has served as a director of The Rouse Company, a real estate development company, since 1980.

     MICHAEL J. MORRIS, age 62, has served on the Board of Directors of the Company since 1993. Mr. Morris served as Chairman and Chief Executive Officer of Transport International Pool Corporation, a multinational corporation that principally provides transport services, from 1975 to his retirement in 1992.

     J. EUSTACE WOLFINGTON, age 64, has served on the Board of Directors of the Company since 1986. Since 1981, Mr. Wolfington has been the President of the H.A.C. Group of Companies, an international automobile leasing consulting firm.

                   ADDITIONAL INFORMATION REGARDING THE BOARD

     MEETINGS. During 1996, the Board of Directors met four times. Each director attended more than 75% of the meetings of the Board of Directors and any committee on which such director served.

     BOARD COMMITTEES. The Audit Committee met four times in 1996. The Committee consists of Messrs. Morris (Chairman), Maguire, Hertel, and McHugh. Among other duties, the Audit Committee recommends the selection of the Company's independent auditors and reviews the Company's financial condition, the scope and results of the independent audit and any internal audit.

     The Compensation Committee met one time in 1996. The Compensation Committee consists of Messrs. Wolfington (Chairman), Henrich, Hertel, and Larson. Among other duties, the Compensation Committee evaluates the performance of principal officers, recommends to the Board of Directors the selection and compensation of principal officers, and administers the Company's various compensation plans.

     The Investment Committee met seven times in 1996 and is responsible for monitoring investment policy and activities. The current Investment Committee consists of Messrs. Hertel (Chairman), Maguire, Henrich, Larson, Morris, and Wolfington.

     The Nominating Committee met one time in 1996 and currently consists of Messrs. McHugh (Chairman), Maguire, Morris, and Wolfington. The Nominating Committee is responsible for recommending to the Board of Directors candidates for nomination to the Board. The Nominating Committee will consider recommendation of candidates for nomination to the Board of Directors from shareholders. In order for shareholder recommendations to be considered for the 1998 Annual Meeting, such recommendations must be received by the President of the Company at One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania 19004 no later than March 19, 1998. Any recommendation must be accompanied by the written consent of the individual recommended to serve as a Director.

                 MANAGEMENT -- DIRECTORS AND EXECUTIVE OFFICERS

     Directors hold office until the next annual meeting of the shareholders, or until their successors are duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. The Directors and Executive Officers of the Company are as follows:

          NAME             AGE                           POSITION
-------------------------  ---     ----------------------------------------------------
James J. Maguire.........  63      Chief Executive Officer, President, and Chairman of
                                   the Board of Directors
Sean S. Sweeney..........  39      Senior Vice President, Director
William J. Henrich, Jr...  68      Director
Paul R. Hertel, Jr.......  69      Director
Roger L. Larson..........  75      Director
Thomas J. McHugh.........  65      Director
Michael J. Morris........  62      Director
J. Eustace Wolfington....  64      Director
Craig P. Keller..........  46      Vice President, Secretary, and Chief Financial
                                   Officer
James J. Maguire, Jr.....  36      Vice President

     See "Nominees for Director" for the biographies of Messrs. Maguire, Sweeney, Henrich, Hertel, Larson, McHugh, Morris, and Wolfington.

     CRAIG P. KELLER, joined the Company as Vice President and Chief Financial Officer in December 1992 and was appointed Secretary in July 1993. Mr. Keller was previously employed by Reliance Insurance Group, Inc., a subsidiary of Reliance Group Holdings, where he served in various financial capacities from 1985 through 1992, including Assistant Vice President from June 1991 to December 1992. Mr. Keller is a Certified Public Accountant.

     JAMES J. MAGUIRE, JR., joined the company as Vice President -- Underwriting in June 1996. Mr. Maguire, Jr. was previously employed as an Assistant Vice President -- Underwriting by American International Group, Inc. from August 1994 to June 1996, as a Manager -- Underwriting by Great American Insurance Company from June 1991 to August 1994, and as a Senior Underwriter by CNA Insurance Co. from April 1989 to June 1991. Mr. Maguire, Jr. is the son of Mr. James J. Maguire.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 1997 by: (i) each person known to the Company to own beneficially more than 5% of the outstanding Common Stock;
(ii) each of the Company's directors and persons referred to in the Summary Compensation Table; and (iii) all of the directors and officers as a group. As used in this table, "beneficially owned" means the sole or shared power to vote or dispose of, or to direct the voting or disposition of, the shares, or the right to acquire such power within 60 days after March 31, 1997 with respect to any shares.

                                                                       SHARES          PERCENT
                                                                    BENEFICIALLY     BENEFICIALLY
                               NAME(1)                               OWNED (2)          OWNED
    --------------------------------------------------------------  ------------     ------------
    James J. Maguire..............................................     3,286,996(3)      44.5%
    William J. Henrich, Jr........................................         2,000            *
    Paul R. Hertel, Jr............................................         9,195(4)         *
    Roger L. Larson...............................................         4,388(5)         *
    Thomas J. McHugh..............................................         4,000            *
    Michael J. Morris.............................................         4,000            *
    J. Eustace Wolfington.........................................       206,175          3.4%
    Sean S. Sweeney...............................................        42,014            *
    Craig P. Keller...............................................         9,505            *
    James J. Maguire, Jr..........................................       572,204(6)       9.4%
    Thomas P. Nerney..............................................       --     (7)      --
    The James J. Maguire 1995 Annuity Trust dated February 9,
      1995........................................................       570,397          9.4%
    The Kaufmann Fund, Inc........................................       600,000(8)       9.9%
    All Directors and Officers as a Group (26 persons)............     3,708,230         49.6%

---------------------------
*  Less than 1%

(1) The named shareholders' business address is One Bala Plaza, Suite 100, Bala Cynwyd, PA 19004, except that, the business address of: The Kaufmann Fund, Inc. is 140 E. 45th Street, 43rd Floor, New York, NY 10017, and Mr. Thomas
    P. Nerney is 1030 Continental Drive, King of Prussia, PA 19406.

(2) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, unless otherwise noted in the footnotes to this table and except for shares referred to in the following sentence. The shares beneficially owned include the following number of shares subject to currently outstanding options exercisable on or before 60 days from March 31, 1997 (and with respect to Mr. James J. Maguire also includes 570,397 shares which he has the right to acquire from the trust referred to in this table):

        Mr. Maguire -- 1,877,143 shares

        Mr. Keller -- 6,250 shares

(3) Of these shares: 570,397 are owned by the trust referred to in this table, and although Mr. Maguire is not a trustee of the trust, he is deemed to be a beneficial owner of such shares because he has the right to acquire all or a portion of the shares owned by the trust by transferring assets to the trust having a value equivalent to the then market value of such shares; 880,250 are owned jointly by Mr. Maguire and his wife Frances Maguire, as to which Mr. Maguire shares the voting and investment power with his wife; and 100,000 are owned of record by his wife. Mr. Maguire disclaims beneficial ownership of the 100,000 shares owned of record by his wife.

(4) Record owner is the Eleanor T. Hertel Revocable Trust which is controlled by Eleanor T. Hertel (Mr. Hertel's wife) as trustee.

(5) Record owner is the Roger L. Larson Trust which is controlled by Roger L. Larson and his wife as co-trustees (as to which Mr. Larson shares the voting and investment power with his wife).

(6) Of the shares shown, 570,397 shares are owned by the trust referred to in this table, and Mr. James J. Maguire, Jr. is deemed to be a beneficial owner of such shares because he is the trustee of the trust.

(7) Mr. Nerney, the former President of the Company, terminated his employment with the Company on May 31, 1996.

(8) According to the Schedule 13G filed with the Company by The Kaufmann Fund, Inc., these shares were acquired in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Company and were not acquired in connection with, or as a participant in, a transaction having such purposes or effect.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors, and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or its knowledge that no Forms 5 were required for certain reporting persons, the Company believes that, for the period January 1, 1996 through December 31, 1996, all filing requirements applicable to its officers and directors were complied with, except for one late filing of a Form 3 for Mr. Maguire, Jr.; one late filing of a Form 5 regarding one transaction for Mr. Maguire, Jr.; and one late filing of a Form 5 regarding one transaction for Mr. Keller.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid or accrued by the Company during each of the last three years to the Company's Chief Executive Officer, each of the Company's other executive officers whose salary and bonus exceeded $100,000 in 1996, and Mr. Nerney:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                 COMPENSATION AWARDS
                                                                 --------------------
                                                 ANNUAL               NUMBER OF
                                              COMPENSATION        SHARES UNDERLYING
                                            -----------------    --------------------      ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR   SALARY($) BONUS($)   OPTIONS(#)   SARS(#)   COMPENSATION($)
-----------------------------------  -----  -------   -------    ----------   -------   ---------------
James J. Maguire, Chief               1996  775,000   500,000(1)    --          --          210,259(2)(3)
  Executive Officer, President,       1995  360,000   250,000(1)    --          --          252,300(2)(3)
  and Chairman of the Board           1994  360,000   200,000(1)    --          --            9,000(2)
Sean S. Sweeney, Senior Vice          1996  155,000    50,000       50,000      --           16,764(2)
  President, Director of              1995  150,000    40,000       --          --            7,000(2)
  Marketing                           1994  140,000    24,000       --          --            7,000(2)
Craig P. Keller, Vice President,      1996  127,677    20,000       --         6,250         13,673(2)
  Secretary, and Chief Financial      1995  110,000    20,000       --          --            6,900(2)
  Officer                             1994   95,000    14,000       --          --            5,000(2)
James J. Maguire, Jr., Vice           1996   77,885(4) 41,500      101,450      --           59,795(2)(5)
  President, Underwriting
Thomas P. Nerney                      1996  124,176(6)   --         --          --           36,582(7)
                                      1995  210,000    75,000       --          --            7,200(2)
                                      1994  195,000    50,000       --          --            7,000(2)

---------------
(1) Paid in part in year shown; advanced on account, in part, in prior year.

(2) Includes both matching and profit sharing contributions by the Company under its defined contribution plan, as well as premiums paid on term life insurance policies; and for Messrs. Sweeney and Keller, also includes the discount from the fair market value of the Company's common stock purchased pursuant to the Company's Employee Stock Purchase Plan.

(3) Pursuant to an agreement between the Company and a trust created by Mr. James J. Maguire and his wife, Frances M. Maguire, the Trust has purchased a split-dollar life insurance policy on the joint lives of Mr. Maguire and his wife. Under the agreement, the Company pays the premium on the policy and the trust is the beneficiary of the insurance policy. However, the Company has been granted a security interest in the death benefit of the policy equal to the sum of all premium payments made by the Company. The arrangement is designed so that if the assumptions made as to mortality experience, policy dividends and other factors are realized, the Company, upon the death of the survivor of Mr. Maguire and his wife or the surrender of the policy, will recover all of its insurance premium payments which do not include certain amounts paid to Mr. Maguire, as described below. The premium paid by the Company in 1996 and 1995 pursuant to this arrangement was $352,000. The amount in this column does not include such premium payment. However, the amount in this column includes the sum of each future years' present value of the imputed interest on such premium payment (adjusted for the cost of term insurance based upon the joint lives of Mr. Maguire and his wife). The interest amount calculated for 1996 and 1995 is $195,314 and $239,561, respectively. Pursuant to the split dollar arrangement described above, Mr. Maguire receives each year an amount equal to the portion of the annual premium due and payable on the life insurance policy which is not paid by the Company pursuant to the above described formula, but paid by Mr. Maguire. The amount reported in this column included said amount totaling $5,037 and $3,703 in 1996 and 1995, respectively.

(4) Mr. Maguire, Jr. began his employment with the Company in June 1996.

(5) Of this amount, $57,104 was a reimbursement of relocation expenses.

(6) Mr. Nerney terminated his employment with the Company on May 31, 1996.

(7) Of this amount, $36,454 represents severance payments.

                               OPTION/SAR GRANTS

     The following table contains information concerning the grant of stock options and stock appreciation rights during 1996 to the Company's Chief Executive Officer, each of the Company's executive officers whose total annual salary and bonus exceeded $100,000 for 1996, and Mr. Nerney:

                           OPTION/SAR GRANTS IN 1996

                                                  INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                             ------------------------------------------------------------     VALUE AT ASSUMED ANNUAL
                                NO. OF         % OF TOTAL                                       RATES OF STOCK PRICE
                                SHARES        OPTIONS/SARS                                        APPRECIATION FOR
                              UNDERLYING       GRANTED TO      EXERCISE OR                         OPTION TERM($)
                             OPTIONS/SARS      EMPLOYEES       BASE PRICE      EXPIRATION     ------------------------
          NAME                GRANTED(1)        IN 1996         ($/SHARE)         DATE            5%           10%
------------------------     ------------     ------------     -----------     ----------     ----------    ----------
James J. Maguire........         --              --               --               --             --            --
Sean S. Sweeney.........         50,000           10.5%          $16.250        01/02/06         511,000     1,294,900
Craig P. Keller.........          6,250            1.3%          $22.500        12/12/06          88,400       224,100
James J. Maguire, Jr....        100,000           21.0%          $18.625        06/17/06       1,171,300     2,968,300
                                  1,450            0.3%          $17.000        07/26/06          15,500        39,300
Thomas P. Nerney........        125,000         (2)              $16.250          (2)                (2)           (2)

---------------
(1) Options/SARs are exercisable after the fifth anniversary from date of grant.

(2) Options were forfeited upon Mr. Nerney's termination of employment on May 31, 1996.

                      STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth information relating to the exercise of stock options by Mr. Nerney and the number and value of options and SARs held at December 31, 1996 by the Company's Chief Executive Officer and by each of the Company's other executive officers whose total annual salary and bonus exceeded $100,000 for 1996.

                  AGGREGATED OPTION/SAR EXERCISES IN 1996 AND
                     OPTION/SAR VALUES AT DECEMBER 31, 1996

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                  OPTIONS/SARS                    OPTIONS/SARS
                               SHARES          VALUE         AT FISCAL YEAR END (#)           AT FISCAL YEAR END($)
                             ACQUIRED ON      REALIZED     ---------------------------     ---------------------------
          NAME               EXERCISE(#)       ($)(1)      EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
-------------------------    -----------     ----------    ----------    -------------     ----------    -------------
James J. Maguire(2)......       --               --         1,306,746        --            23,571,100        --
Sean S. Sweeney(3).......       --               --            --            50,000            --           350,000
Craig P. Keller(4).......       --               --             6,250         6,250           112,700         4,700
James J. Maguire, Jr.(5).       --               --            --           101,450            --           471,600
Thomas P. Nerney.........      130,000        1,651,900        --            --                --            --

---------------
(1) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amount contained in the Value Realized column reflects the increase in the price of the Company's Common Stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

(2) Exercise price of $5.212.

(3) Exercise price of $16.250.

(4) Exercise price of $5.212 for 6,250 options; Base price of $22.500 for 6,250 SARs.

(5) Exercise price of $17.000 for 1,450 options; $18.625 for 100,000 options.

                             DIRECTORS COMPENSATION

     Non-employee directors receive annual compensation of $18,000, plus $1,000 for each Board meeting attended and $500 for each Committee meeting attended.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the compensation program for the Company's executives including the executive officers named in the Summary Compensation Table. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the Company's executive compensation programs. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the Board of Directors.

     COMPENSATION PHILOSOPHY. The Company's executive compensation program is based upon a pay-for-performance philosophy. The Company is committed to a strong link between its business and strategic goals and its compensation program. The financial goals for certain elements of the compensation program are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

     BASE SALARY. An executive's base salary is determined by an assessment of his or her sustained performance, experience, scope and job demands, as well as current salary levels at peer companies. While some of these companies are in the Nasdaq Insurance Stocks Index and some are not, these were generally selected for the peer group because they were considered comparable to the Company either in terms of market capitalization, or because they compete with, or are in lines of business related to, the Company's business.

     ANNUAL INCENTIVES. The Company utilizes cash bonuses as a principal method of tying compensation to performance. For 1996, the Company awarded Mr. Maguire a cash bonus calculated based on an earnings per share formula, with other executives receiving a predetermined amount of a calculated bonus pool which was also based upon an earnings per share formula. The Company believes that the cash bonus creates a direct link between the Company's profitability and the compensation of executives. Incentive compensation is also provided by the Company's Key Employees' Stock Option Plan.

     RATIONALE FOR CHIEF EXECUTIVE OFFICER COMPENSATION. In setting Mr. Maguire's 1996 base salary and bonus, the Compensation Committee considered, among other factors, compensation levels for chief executive officers of other peer specialty property and casualty insurance companies, Mr. Maguire's experience and knowledge of the industry and the favorable developments achieved by the Company in 1995 under Mr. Maguire's leadership, including $9,711,000 of net operating income, the maintenance of the rating from A.M. Best Company for the Company's insurance subsidiaries, the introduction of several new insurance products, and the continued expansion of the Company's marketing organization.

     POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits to $1.0 million the annual tax deduction for compensation paid to the Chief Executive Officer and any of the four highest paid other executive officers unless certain requirements for performance-based compensation are met. The Compensation Committee considered these requirements and designed the Cash Bonus Plan of the Chief Executive Officer and the Amended and Restated Employee's Stock Option Plan, accordingly. The Committee currently intends to continue to comply with the requirements of Section 162(m) but reserves the right to alter the Cash Bonus Plan and the Employee's Stock Option Plan if it believes that doing so would be in the best interests of the Company and its shareholders.

                    SUBMITTED BY THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                        J. EUSTACE WOLFINGTON, CHAIRMAN
                            WILLIAM J. HENRICH, JR.
                              PAUL R. HERTEL, JR.
                                ROGER L. LARSON

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market (U.S.) ("NASDAQ -- US") Index and the NASDAQ Insurance Stocks Index (SIC Codes 631 and 633) ("NASDAQ -- INS"). The comparison begins on September 17, 1993 (the first date on which the Company's Common Stock was publicly traded).

                                       Philadelphia
        Measurement Period             Consolidated      The NASDAQ Stock    NASDAQ Insurance
      (Fiscal Year Covered)            Holding Corp.       Market (U.S.)          Stocks
9/17/93                                  100.00              100.00              100.00
1993                                      92.31              105.56               92.95
1994                                      94.23              103.26               87.49
1995                                     125.00              145.92              124.28
1996                                     178.50              179.49              141.62

2.  APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to the shareholders' approval, the Board of Directors has appointed the firm of Coopers & Lybrand L.L.P., which served as the Company's independent auditors for the year 1996, to serve as the Company's independent auditors for the year 1997. If the shareholders do not approve this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting, other independent auditors will be considered by the Board.

     A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting and will have the opportunity to make a statement if the representative desires to do so. The representative is also expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

3.  APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE'S STOCK OPTION PLAN

     On March 20, 1997, the Board of Directors (the "Board"), at the recommendation of the Company's Compensation Committee, amended and restated the Philadelphia Consolidated Holding Corp. Employee's Stock Option Plan (formerly the Philadelphia Consolidated Holding Corp. Key Employee's Stock Option Plan; such plan, as amended and restated, is referred to herein as the "Plan"), subject to the approval of the shareholders of the Company. The purpose of amending the Plan is to increase the aggregate maximum number of shares of Common Stock ("Shares") as to which options may be granted under the Plan, to establish a limitation of 100,000 Shares which may be subject to options granted to any one employee during any calendar year, to eliminate certain provisions which permitted grants of discounted options to non-employee members of the Board, to make certain modifications to the administration of the Plan and to provide greater flexibility to the administrative committee for the Plan with respect to the terms and conditions applicable to options granted to employees under the Plan.

     The Plan, as amended and restated, is intended to secure for the Company the benefits of the additional incentive inherent in the ownership of its Shares by selected employees of the Company and its subsidiaries, and to help the Company and its subsidiaries secure and retain the services of such employees.

     The key provisions of the Plan, as amended and restated, are as follows:

     1. Number of Shares. The number of Shares available for grants of options under the Plan is increased from 637,500 to 1,237,500, subject to adjustment in the event there is a stock split, stock dividend, reclassification or recapitalization which changes the character or amount of the Company's outstanding Common Stock. If any options granted under the Plan terminate or expire without being exercised, the Shares allocated to such options will become available for subsequent grants under the terms of the Plan. The Company may use Shares it has purchased or may use authorized and unissued Shares, or Shares held in the Company's treasury (or any combination of such Shares) under the Plan. There shall be reserved at all times for issuance under the Plan a number of Shares (either authorized and unissued Shares or Shares held in the Company's treasury, or both) equal to the maximum number of Shares which may be distributed under the Plan.

     2. Administration. The Plan will be administered by the Company's Compensation Committee, and/or by any other committee or committees designated by the Board, or by the Board itself (the administrative committee for the Plan is referred to herein as the "Committee"). To the extent possible, and at the discretion of the Board, the Plan will be administered by a committee consisting of two or more members of the Board who qualify both as "non-employee" directors (as that term is used in Rule 16b-3 under the Securities Exchange Act of 1934, as amended) and as "outside" directors (as that term is defined for purposes of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")).

     3. Eligibility. All employees of the Company and its subsidiaries (including employees who are members of the Board) are eligible to receive options under the Plan. Currently, there are approximately 220 employees of the Company and its subsidiaries.

     4. Term of Plan. The Plan will continue in effect until it is terminated (which may be done at any time by action of the Company's Board).

     5. Number of Option Grants. The Committee has the authority to determine which employees will be granted Employee Options under the Plan and the number of options to be granted; provided, however, that no employee may be granted options to acquire more than one hundred thousand (100,000) Shares of Company Common Stock during any calendar year. In determining the employees to whom Employee Options are to be granted and the number of Shares to be subject to such options, the Committee will take into consideration the employee's present and potential contribution to the success of the Company and its subsidiaries and any other factors the Committee determines proper and relevant. Officers and Directors of the Company or its subsidiaries who are also employees are eligible to receive Employee Options, but no members of the Committee will be eligible to receive such options under the Plan.

     6. Terms and Conditions of Options. The Committee has authority to set such terms and conditions on grants of Employee Options as it deems appropriate and provided such terms and conditions are consistent with the express provisions of the Plan. The terms of an Employee Option may not be modified after the date of grant except to the extent such modification is consistent with the provisions of the Plan. The time and/or conditions under which an Employee Option becomes exercisable, and the time and/or conditions under which an Employee Option terminates, may be established with respect to each Employee Option at the discretion of the Committee, provided such terms are not inconsistent with applicable provisions of the Plan. Whenever any of the following events occur, the unexercised portion of any Employee Option automatically is forfeited:

     (1) the tenth anniversary of the date the Employee Option was granted;

     (2) the expiration of 30 days from the date of the employee's termination of the employment with the Company (other than a termination for cause), unless the employee dies during that 30 day period, in which case the unexercised portion of the Employee Option is forfeited in accordance with the immediately following paragraph;

     (3) the expiration of six months following the issuance of letters testamentary or letters of administration to the executor or administrator of a deceased employee, if the Optionee's death occurs either during his employment with the Company or during the 30 day period following the date of a not-for-cause termination of such employment, but not later than one year after the Optionee's death;

     (4) the termination of the Optionee's employment with the Company for cause, including breach by the Optionee of an employment agreement with the Company or any of its subsidiaries or the Optionee's commission of a felony or misdemeanor (whether or not prosecuted) against the Company or any of its subsidiaries;

     (5) the expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide upon the granting thereof.

     Options granted under the Plan may, up to the extent they are exercisable under the terms of the Option, be exercised in whole or in part. The optionee must give written notice of the exercise, indicating the number of Shares to be purchased and the business day (no more than 15 days following the date notice is given) for the purchase. The optionee must provide for payment of the option exercise price consistent with the terms of the option. At the Committee's discretion, an optionee may be required to provide up to five business days notice of his intent to exercise an option. The optionee's exercise notice constitutes an irrevocable election to exercise in accordance with the terms of the notice, which may be specifically enforced by the Company. The Committee may, at its discretion, provide in option documents for alternative means of option exercise, including, but not limited to "cashless" exercise methods and provision for retention of Shares in satisfaction of tax withholding obligations.

     7. Option Exercise Price. The option exercise price of all Employee Options must be equal to the fair market value of a Share of the Company's Common Stock at the time the Employee Option is granted. The determination of fair market value is made by the Committee by reference to the closing price of the Common Stock on the day of grant as reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System, or as reported on such other stock exchange, wherever the Common Stock may be listed, on such date as reported in the Wall Street Journal, or if there is no closing price reported, by reference to the average between the closing bid and asked prices for the Common Stock on such date as reported, or by such other method as the Committee may determine is appropriate.

     8. Restriction on Transferability. No Option granted under the Plan shall be transferable only to the Optionee's executors or administrators by will or the laws of descent and distribution, pursuant to the terms of a "qualified domestic relations order," within the meaning of Sections 401(a)(13) and 414(p) of the Code or, to the extent specifically permitted in the option documents, at the discretion of the Committee, to certain family members of the optionee or to trusts for the benefit of such family members or to partnerships in which such family members are the only partners (provided that there is no consideration for the transfer and that the transferred options are subject to the same terms and conditions that were applicable prior to the transfer).

     9. Amendments to the Plan. The Plan may be amended at any time by the Company's Board, except with respect to any options outstanding under the Plan, provided; that any amendment which would materially increase the benefits accruing to participants under the Plan, increase the number of Shares which may be issued under the Plan, or materially modify the eligibility requirements for participation in the Plan will be effective without shareholder approval.

     10. Tax Aspects of the Plan. The following discussion is intended to summarize briefly the general principles of federal income tax law applicable to options granted under the Plan as of the date hereof.

     Taxation of Stock Options. A recipient of a stock option under the Plan will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an option holder will, however, recognize ordinary income in the taxable year in which the option holder exercises the stock option in an amount equal to the excess of the fair market value of the Shares received upon exercise at the time of exercise of such options over the option exercise price of the option (the "spread"). The Company will generally be allowed a deduction in the same amount. Upon disposition of the Shares subject to the option, an option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the Shares were held prior to disposition, equal to the difference between the amount realized on disposition and the option holder's basis in the Share (which ordinarily would be the fair market value of the Share on the date the option was exercised).

     Withholding. Whenever the Company would otherwise transfer a Share of Company Common Stock under the terms of the Plan, the Company has the right to require the recipient to make available sufficient funds to satisfy all applicable federal, state and local withholding tax requirements as a condition to the transfer, or to take whatever other action the Company deems necessary with respect to its tax liabilities.

     Deductibility of Executive Compensation Under the Million Dollar Cap Provisions of the Internal Revenue Code. Section 162(m) of the Code sets limits on the deductibility of compensation in excess of $1,000,000 paid by publicly held companies to certain employees (the "million dollar cap"). The IRS has also issued Treasury Regulations which provide rules for the application of the "million dollar cap" deduction limitations. Any income recognized as ordinary compensation income on the exercise of a non-qualified stock option should be treated as "performance-based" compensation that is exempt from the deduction limitations under the million dollar cap provided both the plan under which the option is granted and the option grant itself comply with certain rules. The Plan complies with these applicable rules in form. It is the Company's intention to administer the Plan in accordance with all applicable requirements under the "million dollar cap" rules for performance-based compensation plans, including having the Plan administered by a committee of two or more "outside" directors (as that term is used in the applicable IRS regulations). Under these circumstances, a grant of an option with an exercise price at least equal to the fair market value of the Shares subject to that option on the date of grant should, on exercise, result in compensation income that is treated as "performance-based" compensation under the "million dollar cap" rules. It is expected, therefore, that any compensation expense recognized for tax purposes on the exercise of such an option will be exempt from the "million dollar cap."

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to adopt the amendment to the Plan. Abstentions and broker non-votes are not considered to be votes cast and do not affect the computation of the majority vote required for the adoption of the amendment to the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

4.  APPROVAL OF THE DIRECTORS STOCK PURCHASE PLAN

     The Company has adopted, subject to the approval of the Company's shareholders, the Directors Stock Purchase Plan (the "Plan"), to be effective as of June 1, 1997. The Plan is intended to assist the Company in retaining and/or recruiting new non-employee members of its Board of Directors (the "Board") by offering them a greater stake in the Company's success through a continuing opportunity to acquire shares of the Company's common stock at a discount.

     1. Eligibility. Each non-employee member of the Board is eligible to participate in the Plan. In order to elect to participate, the Board member files a subscription agreement with the administrative committee for the Plan indicating the portion of his directors fees which are to be used to acquire Company common stock ("Shares"). Eligibility to participate in the Plan ceases as of the date the Board member's service on the Board is terminated. Currently there are six non-employee members of the Board who are eligible to participate in the Plan.

     2. Conditions and Terms of Purchases of Shares. A participating non-employee member of the Board must indicate the portion (either as a dollar amount or a percentage of up to 100%) of his or her directors' fees to be used to acquire Shares. Shares under the Plan may only be acquired by the use of directors' fees. A grant of Shares is then made to a participating Board member on a monthly basis. The number of shares granted will be equal to the number of Shares that could have been purchased (at a discounted purchase price equal to

85% of the Shares' fair market value as of the first or last day of the month, whichever is less) with the fees the Board member has elected to use for this purpose. Only whole Shares may be acquired under the Plan. The fees that would have been used to acquire a fractional share are paid to the participating Board member in cash. The subscription agreement filed by a participating Board member continues from month to month unless the Board member either revokes the subscription agreement in writing or files a new subscription agreement with the Plan administrative committee changing his or her terms of participation. Non-employee members of the Board currently receive annual directors' fees of $18,000, paid in equal monthly installments. As of April 1, 1997, the closing price of a Share on the NASDAQ National Market System was $30.25.

     Any Shares acquired by a participating non-employee member of the Board are treated as outstanding, and the Board member is treated as owning the Shares with all rights of a shareholder as of the date the Shares are granted. A certificate for the Shares is, however, only granted following the end of the calendar year (except that a certificate will be issued as soon as practicable following the termination of a participating Board member's service as a member of the Board).

     In addition to any other conditions or requirements of participation in the Plan, each participating Board member and each grant of Shares under the Plan will be subject to restrictions that the Plan administrative committee determines are required so that Plan transactions are exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended.

     The Company has no obligation to repurchase any Shares granted under the Plan.

     3. Shares Available under the Plan. Up to twenty-five thousand (25,000) Shares, subject to adjustment in the event of certain corporate transactions, are available for grant under the Plan. The Shares may either be purchased specifically for purposes of the Plan, held in treasury or originally issued by the Company. If the total number of shares that would be purchased under the Plan during any particular month exceed the number of Shares then available, the Shares will be allocated among participating Board members in proportion to the dollar amounts specified for that month in the Board members' subscription agreements, with the balance of the amounts that were to have been used under the Plan paid to the Board members in cash.

     4. Non-transferability of Rights. The rights of a non-employee member of the Board under the Plan are not transferable and are exercisable during the Board member's lifetime only by the Board member.

     5. Amendment and Termination of the Plan. The Board has the authority to amend the Plan at its discretion, provided that an amendment which increases the maximum number of Shares available under the Plan, which materially increases the benefits accruing to a participating Board member under the Plan, or which modifies the eligibility requirements of the Plan must be approved by the Company's shareholders within twelve months before or after the amendment if such approval is required by any applicable provision of the Company's corporate charter or bylaws, or by any applicable State or other law or by any applicable rules of any security exchange on which the Company's shares are then listed. The Board also has the right, at its discretion, to terminate the Plan and all rights of participating Board members to continue to participate in the Plan at any time.

     6. Securities Regulations. The Company is authorized under the Plan to delay delivery of Shares until the Company is satisfied all applicable requirements imposed by the governing body of the market in which the Shares are traded, or under applicable provisions of federal and state laws (and any rules and regulations thereunder) have been met. The Company may also impose, if it is deemed necessary or appropriate, as a condition to the sale and/or delivery of Shares or Share certificates, a requirement that the participating Board member certify in writing that his or her acquisition of the Shares is for investment and not with a view to distribution (this provision will not be applicable if the transaction in question is pursuant to an applicable effective registration statement under the Securities Act of 1933 or is exempt from such registration).

     7. Tax Aspects of the Plan. Any acquisition of Shares under the Plan should be treated as current compensation paid to the participating Board member. While the portion of the participating Board member's fees that have been allocated for use in the acquisition of Shares under the Plan will not be treated as taxable income to the Board member, the value of the Shares actually received (determined as of the date acquired) will be taxable compensation to the Board member. Thus, if a participating member of the Board elects to use $850 of his or her directors fees to acquire Shares with a fair market value of $1,000, the Board member will have to recognize $1,000 of taxable compensation income. If, as of the date of acquisition, the Shares acquired have a value of $1,500, the participating Board member will have to recognize the full $1,500 as taxable compensation income.

     8. Tax Withholding. The Company is authorized to take whatever steps it deems appropriate in order to satisfy any tax or withholding liability that may arise in connection with the grant of Shares under the Plan.

     9. Administration of the Plan. The Plan will be administered by the Company's compensation committee, unless the Board appoints another committee or itself acts as the administrative committee for the Plan. The Plan administrative committee has full discretionary authority to interpret the Plan, issue rules for its administration, modify or rescind such rules, and to make any other determinations necessary or appropriate for the administration of the Plan. All determinations, interpretations and constructions made by the committee with respect to the Plan are final and conclusive. The committee is also authorized to delegate ministerial functions to management of the Company.

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to adopt the Plan. Abstentions and broker non-votes are not considered to be votes cast and do not affect the computation of the majority vote required for the adoption of the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                           PROPOSALS OF SHAREHOLDERS

     It is currently contemplated that the Company's 1998 Annual Meeting of Shareholders will be held on May 7, 1998. In order to be set forth in the Company's Proxy Statement for such meeting, shareholder proposals must be received by the President of the Company at One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania 19004, no later than December 9, 1997.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

                    PHILADELPHIA CONSOLIDATED HOLDING CORP.

The undersigned shareholder hereby appoints James J. Maguire and Craig P. Keller, or either one of them, the proxies of the undersigned, with power of substitution, to vote all the shares of common stock of Philadelphia Consolidated Holding Corp. standing in the name of the undersigned at the close of business on April 8, 1997 at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 8, 1997 at 10:00 a.m. EDT and at any and all adjournments thereof, with all the powers the undersigned would possess if the undersigned were present.

The shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Company's Proxy Statement dated April 9, 1997.
Proxies will be voted as instructed.

IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE COMPANY'S NOMINEES AS DIRECTORS (INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT IS UNABLE OR WILL NOT SERVE), FOR THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS, FOR THE APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE'S STOCK OPTION PLAN, AND FOR THE APPROVAL OF THE DIRECTORS STOCK PURCHASE PLAN.

BY EXECUTION OF THIS PROXY, THE UNDERSIGNED SHAREHOLDER CONFERS UPON THE ABOVE-APPOINTED PROXIES THE DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

The undersigned acknowledges receipt of the Proxy Statement and Notice of said meeting, both dated April 9, 1997, and the Company's 1996 Annual Report to Shareholders.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                    PHILADELPHIA CONSOLIDATED HOLDING CORP.

                                  MAY 8, 1997


             -  Please Detach and Mail in the Envelope Provided  -


A [X] Please mark your
      votes as in this
      example.

                                                             FOR                 WITHHELD
1. ELECTION OF DIRECTORS.                                    [  ]                [  ]

   NOMINEES: William J. Henrich, Jr.
             Paul R. Hertel, Jr.
             Roger L. Larson
             James J. Maguire
             Thomas J. McHugh
             Michael J. Morris
             Sean S. Sweeney
             J. Eustace Wolfington

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                                                                FOR     AGAINST     ABSTAIN
2. APPOINTMENT OF AUDITORS:                                                     [  ]    [  ]        [  ]
   Appointment of Coopers & Lybrand L.L.P., as
   independent auditors for the fiscal year
   ending December 31, 1997:

3. AMENDED AND RESTATED EMPLOYEE'S
   STOCK OPTION PLAN:                                                           [  ]    [  ]        [  ]

4. DIRECTORS STOCK PURCHASE PLAN:                                               [  ]    [  ]        [  ]

THE UNDERSIGNED HEREBY ACKNOWLEDGES THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE SHAREHOLDER'S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.


Signature of Shareholder(s)                                   DATE        , 1997
                           -----------------------------------    --------

NOTE: Please sign your name exactly as it appears hereon. When signing as attorney-in-fact, executor, administrator, trustee, or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.